PROSPECTUS Dated August 26, 2003                    Pricing Supplement No. 2 to
PROSPECTUS SUPPLEMENT                     Registration Statement No. 333-106789
Dated August 26, 2003                                   Dated September 3, 2003
                                                                 Rule 424(b)(3)

                                 Morgan Stanley


                       GLOBAL MEDIUM-TERM NOTES, SERIES D
                  Euro Fixed Rate Senior Bearer Notes Due 2013
                                ----------------

     We, Morgan Stanley, may not redeem these Global Medium-Term Notes, Series D (Euro Fixed Rate Senior Bearer Notes Due 2013) prior to the maturity date other than under the circumstances described under "Description of Notes--Tax Redemption" in the accompanying prospectus supplement.

     We will issue the notes only in bearer form, which form is further described under "Description of Notes--Forms of Notes" in the accompanying prospectus supplement. You may not exchange notes in bearer form at any time for notes in registered form.

     We will apply to the Singapore Exchange Securities Trading Limited for the listing and quotation of the notes, subject to meeting the applicable listing requirements. The Singapore Exchange Securities Trading Limited assumes no responsibility for the correctness of any of the statements or opinions made or reports contained in this document. Admission to the official list of and quotation of the notes on the Singapore Exchange Securities Trading Limited is not to be taken as an indication of the merits of the issuer or the notes.

     We describe the basic features of this type of note in the section called "Description of Notes--Fixed Rate Notes" in the accompanying prospectus supplement, subject to and as modified by the provisions described below.

Principal Amount:                   SGD 88,000,000

Maturity Date:                      November 3, 2013

Settlement Date
  (Original Issue Date):            November 3, 2003

Interest Accrual Date:              November 3, 2003

Issue Price:                        100%

Specified Currency:                 Singapore dollars ("SGD")

Redemption Percentage
    at Maturity:                    100%

Initial Redemption
    Percentage:                     N/A

Annual Redemption
    Percentage Reduction:           N/A

Optional Repayment Date(s):         N/A

Interest Rate:                      4.60% per year (on an
                                    actual/365 day count basis)

Maximum Interest Rate:              N/A

Minimum Interest Rate:              N/A

Interest Payment
  Dates:                            Each November 3, commencing
                                    November 3, 2004, provided that if
                                    any such day (other than the
                                    maturity date) is not a business
                                    day, that interest payment date will
                                    be the next succeeding business
                                    day, unless that succeeding
                                    business day would fall in the next
                                    calendar month, in which case
                                    such interest payment date will be
                                    the immediately preceding business
                                    day; provided further that no
                                    adjustment will be made to any
                                    interest payment made on that
                                    succeeding, or preceding, business
                                    day.

Interest Payment Period:            Annual

Denominations:                      SGD 250,000

Business Day:                       Singapore and New York

ISIN:                               SG7346913218

Paying Agent:                       JPMorgan Chase Bank, Singapore
                                    Branch

Agent:                              Morgan Stanley & Co.
                                    International Limited


                                    (continued on next page)

         Terms not defined above have the meanings given to such terms in the accompanying prospectus supplement.

                                 MORGAN STANLEY

Depositary:     The Central Depository (Pte) Limited

     In accordance with the requirements of the Depositary, for so long as any of the notes is represented by a permanent global note held by the Depositary, each person who is shown in the records of the Depositary as the holder of a particular principal amount of the notes shall be deemed to be (and shall be treated by us, the principal paying agent and all of our other agents as) the holder of that principal amount of the notes for all purposes (including, but not limited to, for the purpose of giving notices) other than with respect to the payment of principal, interest and other amounts in respect of the notes, the right to which shall be vested, as against us, solely in the bearer of the permanent global note, in accordance with, and subject to, its terms.

Singapore Taxation:

     The notes are "qualifying debt securities" for the purpose of the Income Tax Act, Chapter 134 of Singapore. Accordingly, interest on the notes derived by any company or body of persons in Singapore is subject to Singapore tax at a concessionary rate of 10 per cent.

Plan of Distribution:

     Neither this pricing supplement nor the accompanying prospectus supplement and prospectus has been registered as a prospectus with the Monetary Authority of Singapore. Accordingly, this pricing supplement, the accompanying prospectus supplement and prospectus and any other document or material in connection with the offer or sale, or invitation for subscription or purchase, of the notes may not be circulated or distributed, nor may the notes be offered or sold, or be made the subject of an invitation for subscription or purchase, whether directly or indirectly, to the public or any member of the public in Singapore other than (i) to an institutional investor or other person specified in
Section 274 of the Securities and Futures Act, Chapter 289 of Singapore (the "SFA"), (ii) to a sophisticated investor, and in accordance with the conditions, specified in Section 275 of the SFA or (iii) otherwise pursuant to, and in accordance with the conditions of, any other applicable provision of the SFA.



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